PartnerRe Ltd.
Non-Employee Director Restricted Share Unit Award Agreement

Roberto Mendoza
January 26, 2015

This Award Agreement (the “Award Agreement”) is made effective as of January 26, 2015, by and between PartnerRe Ltd. (the “Company”), and Roberto Mendoza (the “Participant”), an Outside Director of the Company.

In connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.Definitions; Conflicts. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the PartnerRe Ltd. Amended and Restated Non-Employee Directors Share Plan (the “Plan”), terms and provisions of which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Award Agreement or a prospectus, the terms and provisions of the Plan shall govern and control. In the event of a conflict or inconsistency between the terms and provisions of this Award Agreement and a prospectus, the terms and provisions of this Award Agreement shall govern and control.

2.Purpose of Award Agreement. The purpose of this Award Agreement is to grant Restricted Share Units (“RSUs”) to the Participant. Each RSU represents the right to future delivery of one Share, subject to the terms of the Plan. This Award Agreement is entered into pursuant to the terms of the Plan, and by receipt of this Award Agreement, the Participant acknowledges receipt of a copy of the Plan and further agrees to be bound thereby and by the actions of the Committee and/or the Board pursuant to the Plan.

3.Grant of RSUs. The Participant is granted an award of RSUs in the amount and on the date (the “Grant Date”) as specified in the Notice of RSU.

4.Vesting and Settlement. Except as provided otherwise in this Award Agreement or the Plan, 100% of the RSUs will vest on the earliest of (i) the date of the closing of the announced transaction between the Company and AXIS Capital Holdings Limited (the “Transaction Closing Date”), (ii) the date on which the Agreement and Plan of Amalgamation between the Company and AXIS Capital Holdings Limited (as may be amended from time to time in accordance with its terms) is terminated (the “Transaction Agreement Termination Date”) or (iii) December 31, 2016 (the “Vesting Date”), with delivery occurring as soon as administratively practicable thereafter (such date of delivery, the “Settlement Date”).1

5.Dividend Equivalents. If a dividend is paid on Shares prior to the Settlement Date, each RSU will provide the Participant with the right to receive an amount equal to the amount of the dividend that the Participant would have received had the Share underlying such RSU been held by the Participant as of the record date for which such dividend is paid. Such amount will accrue at the same time and at the same rate as actual dividends on Shares and will be payable annually on June 15 (or the immediately next business day thereafter), with no interest on the return.

6.Termination. All unvested RSUs will be forfeited upon termination of the Participant’s service prior to the Vesting Date; provided however, that if the termination is due to the Participant’s death, permanent disability, mandatory retirement, voluntary termination due to the acceptance of a public service position that would either preclude continued Board service or make such service impractical, or failure to be re-elected to the Board by shareholders (each, a “Permissible Termination”), all unvested RSUs will fully vest upon termination, with delivery occurring as soon as administratively practicable thereafter; provided further, that if a Permissible Termination occurs in the same calendar year as the Grant Date, instead of vesting in full, the unvested RSUs will vest upon termination on a pro rata basis in an amount equal to (i) the total number of RSUs subject to this Award, multiplied by (ii) a fraction, the numerator of which is the number of completed full months of service by the Participant in such calendar year and the denominator of which is 12, with delivery occurring as soon as administratively practicable thereafter and the remaining unvested amount forfeited upon termination.

7.Entire Agreement. The Plan and this Award Agreement (including the Notice of RSU attached hereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Any modification of this Award Agreement must be in writing signed by the Company. Decisions of the Committee and/or Board with respect to the administration and interpretation of the Plan and this Award Agreement will be final, conclusive and binding on all persons.

1 In no event will the Settlement Date be later than March 15th of the year following the year in which the Vesting Date occurs.

8.No Additional Rights or Entitlements. The Participant hereby acknowledges and agrees that the Participant shall not have any claim or right to be granted an Award under the Plan nor, having been selected for the grant of an Award under this Award Agreement, to be selected for a grant of any other Award. Neither the Plan, nor this Award Agreement nor any action taken hereunder shall be construed as giving the Participant any right to be retained in the service of, or to continue to provide services to, the PartnerRe Group. The receipt of any Award under the Plan and this Award Agreement is not intended to confer any rights on the receiving Participant except as set forth herein.

9.Retention of Awards. The Participant acknowledges that it is the intention of the Company that the Participant retain at least a portion of the Shares acquired pursuant to this Award and agrees to comply with any Share retention requirements that the Company may impose in connection with this Award.

10.Notices. All notices, requests and other communications under this Award Agreement shall be (i) if in writing, delivered in person (by courier or otherwise), mailed by certified or registered mail, or (ii) by email transmission, in each case return receipt requested, as follows:

if to the Company, to:

PartnerRe Ltd.
90 Pitts Bay Road
Pembroke HM 08
Bermuda
Attn: Philip Martin
Email: philip.martin@partnerre.com

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

11.No Assignment or Transfer. Unless otherwise permitted by such Committee, as has been delegated by the Board, the Participant’s rights and interest under the Plan or under this Award Agreement, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of the Participant’s death, to a designated Beneficiary to the extent permitted by the Committee, or in the absence of such designation, by will or the laws of descent and distribution.

12.Successors and Assigns; No Third Party Beneficiaries. This Award Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

13.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of Bermuda without reference to the principles of conflicts of law thereof.

15.Headings. Headings are for the convenience of the parties and are not deemed to be part of this Award Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date and year first written above.

PARTNERRE LTD.

By:     ______________________________

Name:     Philip Martin
Title:     SVP, Head of HR Group Services

Notice of Restricted Share Units

Roberto Mendoza

Effective January 26, 2015 you have been granted an award of 866 Restricted Share Units (RSUs). These units are restricted until the vest date shown below, at which time you will receive shares of PartnerRe Ltd. (the Company) common stock.

RSU's	Vesting Date

866	100% vests on the earliest of the Transaction Closing Date, the Transaction Agreement Termination Date or December 31, 2016

By your on-line acceptance and the Company's signature below, you and the Company agree that these Restricted Share Units are granted under and are governed by the terms and conditions of the Company's Non-Employee Directors Share Plan and the Restricted Share Unit Award Agreement.

PartnerRe Ltd.